Exhibit 99.1

Equinix Investor Relations Jason Starr Equinix, Inc. (650) 513-7402 jstarr@equinix.com	Contact: Equinix Media Contact: David Fonkalsrud K/F Communications, Inc. (415) 255-6506 dave@kfcomm.com

EQUINIX REPORTS EARNINGS FOR SECOND QUARTER 2003

•	Increases revenues by 58% over same quarter 2002 and 12% over first quarter 2003

•	Decreased cash used in operations by more than 86% to $2.7 million; reaffirms projection for cash flow positive from operations by end of third quarter 2003

•	Wins a record 87 new customers including Cap Gemini Ernst & Young, International Bank of China, Kanematsu, Nasdaq Liffe Markets, SAVVIS, Sony Computer Entertainment, and Verizon California

•	Grows number of customer cross connects by 140% over same quarter 2002 and 20% over previous quarter

Foster City, CA – July 29, 2003 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported its quarterly results for the period ended June 30, 2003.

Revenues of $28.4 million for the quarter ended June 30, 2003 exceeded guidance and represented a 58% increase over the same quarter in the prior year and a sequential 12% increase over first quarter of 2003. Recurring revenues were $26.0 million, a 70% increase over the same quarter last year and an 8% increase over first quarter 2003. Non-recurring revenues were $2.4 million, including $1.3 million of installation and professional services fees and $1.1 million of one-time settlements.

Cost of revenues, excluding non-cash depreciation, amortization, accretion and stock-based compensation, were $17.5 million for the second quarter, a 2% increase over the previous quarter. Selling, general and administrative expenses, excluding non-cash depreciation, amortization and stock-based compensation, were $10.7 million for the second quarter, a 7% decrease over the previous quarter resulting from the continued consolidation of the Pihana and i-STT operations acquired on December 31, 2002. Net loss for the second quarter was $21.2 million, or basic and diluted net loss per share of $2.44.

Cash used in operations for the quarter was $2.7 million, an improvement of greater than 86% over first quarter 2003. The company reaffirmed the projection of cash flow positive from operations by the end of third quarter of 2003. Cash flow used in investing activities was $0.9 million, including $1.1 million of capital expenditures. Cash generated from financing activities was $6.9 million, including the $10 million of cash from the Crosslink Capital investment, offset by costs attributed to the repayment of certain debt facilities. As of June 30, 2003, the company’s cash balance was $24.3 million.

Equinix added a record 87 new customers in the second quarter including Gomez, Guidant, Kanematsu, Nasdaq Liffe Markets, Sony Computer Entertainment, Verizon California and WebEx. The company received additional orders in the quarter by more than half of its existing customers including EDS, Electronic Arts, Google, IBM, SBC, Sprint, Sony and Yahoo!. The company ended the quarter with greater than 600 total customers.

“We believe the significant rise in new customers, including our recent win with Amazon.com, the strong growth in customer interconnections, and continued industry consolidation, validate that our network-neutral business model is winning in the marketplace,” said Peter Van Camp, CEO of Equinix. “With our solid revenue growth and high flow through margins, Equinix is approaching an inflection point in our model. Our visibility on the revenue line and fixed cost model give us confidence to reaffirm our timeline to reach an operating cash flow positive position in September of this year.”

Company Developments

•	Equinix surpassed the 100th customer mark on its Equinix GigE Exchange and announced that traffic grew by more than 30 times over the past 12 months. More than 25% of the US customer base now participate on the Equinix GigE platform. Ports on the Equinix GigE Exchange were reported at 214, a 16% increase over the prior quarter and a 346% increase over the same quarter last year.

•	Customer cross-connects, or interconnections between U.S. customers, rose by 20% over the prior quarter.

•	Of the company’s total available cabinets, 33% were billing as of June 30.

•	In Asia, Equinix is on target to meet its estimated cost savings from operations integration. Customers signed in the quarter in Asia include Ansett Worldwide, Cap Gemini Ernst & Young, International Bank of China, SAVVIS and Telekom Malaysia. In addition, the company received new orders from Electronic Arts, Fujitsu, and Virtela Communications.

•	Equinix closed the $10 million investment from Crosslink Capital on June 5th, 2003 reaching the previously announced funding goal of $40 million. The company intends to retain the proceeds from this financing on its balance sheet for greater operating flexibility.

Business Outlook

For the third quarter 2003, the company expects revenue to be in the range of $30.0 to $31.0 million and cash used in operations will be approximately $1.0 million. Cash used in investing activities, consisting primarily of capital expenditures, will be approximately $2.0 million. Cash flow used in financing activities will be approximately $1.0 million. As of September 30, 2003, total cash is expected to be greater than $20.0 million.

Full year revenues are projected to be in the range of $115 to $118 million and cash used in operations will be less than $23.0 million. Cash used in investing activities will be approximately $4.0 million, consisting primarily of capital expenditures of $6.0 million offset by $2.0 million of cash generated by the release of restricted cash to fund a bond interest payment. Cash flow generated from financing activities, including $10 million of cash from the Crosslink investment, offset by costs attributed to the repayment of certain debt facilities, will be at least $1.0 million. Total cash as of December 31, 2003 is expected to be in the range of $18.0 to $20.0 million.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 14 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share detail)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)
Revenues	$28,434	$18,040	$53,869	$38,198
Cost of revenues	31,634	26,956	62,253	52,382

Gross profit (loss)	(3,200)	(8,916)	(8,384)	(14,184)

Operating expenses:
Sales and marketing	4,684	5,110	9,387	9,280
General and administrative	8,358	7,835	19,282	14,576
Restructuring charge	—	9,950	—	9,950

Total operating expenses	13,042	22,895	28,669	33,806

Loss from operations (1)	(16,242)	(31,811)	(37,053)	(47,990)

Interest and other income (expense):
Interest income	66	289	136	782
Interest expense and other	(5,027)	(8,561)	(9,839)	(18,231)
Gain on debt extinguishments	—	15,526	—	27,188

Total interest and other, net	(4,961)	7,254	(9,703)	9,739

Net loss	$(21,203)	$(24,557)	$(46,756)	$(38,251)

Basic and diluted net loss per share	$(2.44)	$(7.94)	$(5.43)	$(13.31)

Shares used in computing basic and diluted net loss per share	8,706	3,092	8,609	2,874

(1) Loss from operations includes the following non-cash expenses:

Depreciation, amortization and accretion expense:
Cost of revenues	$14,154	$11,926	$27,703	$22,851
Sales and marketing	519	—	1,044	—
General and administrative	1,148	1,434	3,853	2,568

	15,821	13,360	32,600	25,419

Stock-based compensation expense:
Cost of revenues	25	76	65	167
Sales and marketing	69	151	182	584
General and administrative	616	1,340	1,421	3,397

	710	1,567	1,668	4,148

Total non-cash expenses in loss from operations	$16,531	$14,927	$34,268	$29,567

EQUINIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

Assets	June 30, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$24,257	$41,216
Restricted cash	2,187	4,407
Accounts receivable, net	9,965	9,152
Property and equipment, net	360,922	390,048
Intangible assets, net	24,013	24,981
Other assets	16,054	22,199

Total assets	$437,398	$492,003

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses (1)	$12,901	$20,347
Accrued restructuring charges	2,521	11,528
Accrued interest payable	1,030	2,311
Debt facilities and capital lease obligations	4,990	9,224
Credit facility	90,519	91,510
Senior notes	29,064	28,908
Convertible secured notes	27,466	25,354
Other liabilities	19,864	18,627

Total liabilities	188,355	207,809

Preferred stock	2	2
Common stock	9	8
Additional paid-in capital	648,314	638,065
Deferred stock-based compensation	(1,082)	(2,865)
Accumulated other comprehensive income (loss)	189	617
Accumulated deficit	(398,389)	(351,633)

Total stockholders’ equity	249,043	284,194

Total liabilities and stockholders’ equity	$437,398	$492,003

(1)	Accounts payable and accrued expenses include $132,000 and $4,488,000 of accrued merger and financing costs as of June 30, 2003 and December 31, 2002, respectively.

EQUINIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30, 2003	June 30, 2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(46,756)	$(38,251)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	32,600	25,419
Amortization of stock-based compensation	1,668	4,148
Gain on debt extinguishment	—	(27,188)
Restructuring charge	—	9,950
Non-cash interest expense	4,337	2,169
Other reconciling items	1,859	3,313
Changes in operating assets and liabilities:
Accounts receivable	(883)	(1,993)
Accounts payable and accrued expenses	(3,090)	(2,288)
Accrued restructuring charges	(9,657)	(8,376)
Accrued merger and financing costs	(4,356)	—
Accrued interest payable	(1,981)	213
Other assets and liabilities	4,013	7,035

Net cash used in operating activities	(22,246)	(25,849)

Cash flows from investing activities:
Purchases of property and equipment	(1,460)	(4,024)
Payments of accrued construction in progress	—	(28,708)
Other investing activities	2,220	23,111

Net cash provided by (used in) investing activities	760	(9,621)

Cash flows from financing activities:
Proceeds from convertible secured notes	10,000	—
Repayment of debt facilities and capital lease obligations	(4,395)	(3,494)
Repayment of credit facility	(990)	—
Repayment of senior notes	—	(2,511)
Other financing activities	(76)	(1,002)

Net cash provided by (used in) financing activities	4,539	(7,007)

Effect of foreign currency exchange rates on cash and cash equivalents	(12)	421

Net decrease in cash and cash equivalents	(16,959)	(42,056)
Cash and cash equivalents at beginning of period	41,216	58,831

Cash and cash equivalents at end of period	$24,257	$16,775